Exhibit 99.1

Dated the 15 day of October 2004

LUCKY HAPPY DEVELOPMENT LIMITED

(Landlord)

and

A-MAX TECHNOLOGY COMPANY LIMITED

(Tenant)

******************************************************

TENANCY AGREEMENT

Property	:	The whole of 8th Floor and 10th Floor, Cheung Wah Development Centre, Nos. 12 – 16 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong
Term	:	3 years from 11th October 2004 to 10th October 2007 (both days inclusive) with an option to renew for a further 3 years
Monthly Rental	:	HK$36,152.00
Deposit	:	HK$72,304.00
User	:	For industrial purposes

REGISTERED in the Tsuen Wan

New Territories Land Registry

by Memorial No. 1603426

on 2 November 2004

for Land Registrar

F. Zimmern & Co.

Solicitors,

Suites 1501-03, 15th Floor,

Gloucester Tower, The Landmark,

11 Pedder Street,

Central, Hong Kong

(Ref: RH/19-04/CL)

THIS AGREEMENT made the 15 day of October Two Thousand and Four BETWEEN the parties more particularly described and set out in the First Schedule hereto WHEREBY IT IS AGREED as follows :-

1.	The Landlord agrees to let and the Tenant agrees to take ALL THOSE the premises more particularly described and set out in the Second Schedule hereto (hereinafter referred to as “the said premises”) Together with the use in common with the Landlord and all others having the like right of the entrance staircases landings passages and lifts in the building of which the said premises form part (hereinafter referred to as “the said building”) in so far as the same are necessary for the proper use and enjoyment of the said premises And Together Also with the use in common as aforesaid of the passenger lift and cargo lift whenever the same shall be operating for such term at such rent and payable in such manner as is more particularly described and set out in the Third Schedule hereto.

2.	The Tenant to the intent that the obligations hereunder shall continue throughout the said term of the tenancy hereby agrees with the Landlord as follows :-

(a)	To pay the said rent on the days and in manner hereinbefore provided for payment thereof and in banknotes if so demanded.

(b)	To pay and discharge all taxes, assessments, duties, charges, impositions and outgoings of an annual or recurring nature which at any time during the said term shall be or become payable in respect of the said premises. All or any of such payments shall, should the Landlord so require, be paid in advance to the Landlord in manner as herein provided.

(c)	To pay and discharge all deposits and charges for gas, water, electricity and telephone as may be shown by or operated from the Tenant’s own metered supply or by accounts rendered to the Tenant in respect of all such utilities consumed on or in the said premises. In the event that the said premises are not separately metered, the Tenant shall pay a due proportion of the charges as shown by the meter(s) through which the supply to the said premises is rendered such apportionment to be determined by the Landlord at the Landlord’s reasonable discretion and to be final and binding on the Tenant.

(d)	To keep all the interior of the said premises including the decorations thereof and all the Landlord’s fixtures and fittings therein and the windows and the glass thereof and the doors thereof in good, clean and tenantable repair and sanitary state and condition and to deliver up the same to the Landlord in such repair and condition on giving up possession of the said premises fair wear and tear only excepted.

(e)	Forthwith to comply with any notice that may be given by the Landlord requiring any breach of any of the obligation on the part of the Tenant under the last preceding clause to be made good PROVIDED that if the Tenant shall make default for a period of one month in complying with such notice it shall be lawful for the Landlord (but without prejudice to the right of re-entry hereinafter contained) to enter the said premises and execute the repairs at the expenses of the Tenant in accordance with the provisions hereof and the expenses of such repairs shall be repaid by the Tenant forthwith on demand.

(f)	To keep all taps lavatories washbasins apparatus water closets sinks cisterns and waste and other internal pipes and all drains (if any) in or connected with the said premises in clean and tenantable state and in good order and proper repair and condition and to keep in good order and repair all other pipes and all wires conduits fittings and apparatus within or exclusively serving the said premises and used for or in connection with the services of water gas or electricity in the said premises and to make good all damage occasioned to the said premises or to any other part of the said building through any breach of this obligation or through improper use by or the negligence of the Tenant or the servants or agents of the Tenant or of any person for the time being in or using the said premises in connection with any of the thing aforementioned or through the stopping up bursting overflowing or leakage of any of the said taps lavatories washbasins apparatus water closets sinks cisterns heaters pipes fittings or apparatus due to the negligence of the Tenant or of any such person as aforesaid and to carry out any works required to the internal water pipes taps fitting and apparatus of any kind whatsoever for compliance with any notice served by the statutory water suppliers or other competent authority.

(g)	Not to make or permit or suffer to be made any alterations in or additions or partitions to the said premises or to the sprinkler system (if any) electrical wiring, installations, or to cut, maim or injure any doors, windows, walls, beams, slabs, structural members or other fabric of the said premises or other Landlord’s fixtures or to install any plant, air-conditioning units, fan-coil units, apparatus or machinery therein unless and until detailed plans showing all the details and particulars of the same (including but not limited to electrical and mechanical layouts) is submitted to the Landlord prior to the commencement works and the same having been approved in writing by the Landlord, and upon the termination of the tenancy hereby created to restore the said premises to their original state and conditions at the expense of the Tenant, fair wear and tear only excepted. Any alterations additions (including mechanical alterations additions, or installations within the said premises relating to heating, ventilation and air-conditioning services) so approved shall be carried out at the sole costs and expenses of the Tenant only by such person or contractor as shall be approved in writing by the Landlord.

(h)	Not to make or permit or suffer to be made any structural alterations in or additions to the said premises in relation to fire services including mechanical installations, air-ducts, diffusers and electrical wiring and drainage therein without having first obtained the written consent of the Landlord. All such alteration additions or installations so approved shall be carried out at the sole costs and expenses of the Tenant and only by such person or contractor as shall be nominated by the Landlord.

(i)	Not without the prior written consent of the Landlord to erect or install doors, gates, metal grilles, shutters or other similar installation whatsoever whether temporary or permanent at the doorway or entrance to the said premises or at any of the fire exists therefrom or erect any such door or metal grille or shutter or gate that might in any way contravene the regulations from time to time in force of the Fire Services Department or other competent authority concerned, nor in any other respect to contravene the said regulations.

(j)	Not to install any air-conditioning plant, fan-coil or equipment of any kind on or within or at any part of the said premises without the prior consent of the Landlord in writing AND the Tenant shall comply with the directions and instructions of the Landlord regarding installation and shall at its own expense be responsible for their periodic inspection maintenance and repair and for the replacement of defective wiring and the Tenant shall be strictly liable for any damage caused by the installation operation defect or removal of such units.

(k)	Not to make or permit or suffer to be made any alterations to any installation or fixture so as to affect or be likely to affect the supply of water, electricity or other utility or service to or in the said building.

(1)	Not to exhibit or allow or suffer to be exhibited on the exterior of the said premises or the said building any placard poster sign or advertisement without the prior written consent of the Landlord.

(m)	The Tenant shall observe and comply with all rules regulations and instructions from time to time prescribed by The China Light & Power Company Limited and/or the relevant authority and/or utilities supply company relating to the electrical wiring and installation from the Tenant’s meter to and within the said premises and shall repair and/or replace the same if so required by the said company and/or authority.

(n)	To repair or replace, if so required by the appropriate utility company authority or statutory undertaker, as the case may be, under the terms of the Electricity Ordinance (Cap. 406) or other Electricity Supply Regulations or any statutory modification or re-enactment thereof or similar Ordinance for the time being in force or any Orders in Council or Regulations made thereunder, all the electrical wiring installations and fittings within the said premises and the wiring from the Tenant’s meter or meters to and within the same to the satisfaction of the Landlord.

(o)	To notify the Landlord in writing of any accidents or damage to or defects in the water pipes gas pipes electrical wire or fittings fixtures or other facilities in the said premises whether or not the Tenant is liable hereunder for the repair of the same forthwith upon the same arising and to indemnify the Landlord against any claim made against the Landlord by any third party and any loss suffered by the Landlord either directly or indirectly as a result of any breach by the Tenant of this provision.

(p)	To be wholly responsible for any loss damage or injury caused to any other person whomsoever directly or indirectly through the defective or damaged conditions of any part of the interior of the said premises and to make good the same by payment or otherwise and to indemnify the Landlord against all action proceedings claims and demands made upon the Landlord in respect of any such loss damage or injury and all costs and expenses incidental thereto.

(q)	To permit the Landlord its agents and all persons authorised by them with or without workmen or others and with or without appliances at all reasonable times and by prior appointment to enter and view the state of condition of the said premises and to take inventories of the Landlord’s fixtures and fittings therein and to carry out any works or repairs which require to be done Provided that in the event of an emergency the Landlord its servants or agents may enter without notice and forcibly if need be.

(r)	Not without the previous consent in writing of the Landlord to alter or interfere with the construction or arrangement of the said premises or the fixtures or fittings therein belonging to the Landlord or for which the Landlord is responsible or alter or injure any of the walls floors ceiling wiring pipes or drains of the said premises.

(s)	To use the said premises for industrial purposes only. The Tenant shall at its own costs and expenses obtain and then maintain all the necessary and requisite licence consent, permit or approval, if any, for the operation of its business at the said premises from the Government and all the relevant authorities and shall comply with all applicable rules regulations or requirements relating thereto and to carry out all works necessary to comply with the same. No warranty or representation is or is deemed or intended to be given by the Landlord for the grant of the aforesaid licence consents, permits or approvals or to the fitness of the said premises for the operation of the Tenant’s business.

(t)	To replace at the Tenant’s expenses all broken or damaged windows and fixtures whether the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant but not due to the negligence act or omission of the Landlord.

(u)	To take all necessary and appropriate precautions to protect the said premises against damage by storm or typhoon or heavy rainfall or the like threats.

(v)	Not to do or permit or suffer to be done any act or thing which is or may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the said building or in any adjoining or neighbouring building.

(w)	Not to do or permit or suffer to be done any act deed matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the lot on which the said building is erected (hereinafter referred to as “the said lot”) is held from the Government or whereby any insurance on the said building against loss or damage by fire and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased. Provided That if as the result of any act deed matter or thing done permitted or suffered by the Tenant the premium or any such policy of insurance shall be increased the increased premium shall be paid by the Tenant forthwith upon demand by the Landlord.

(x)	Not to use or permit or suffer the said premises or any part thereof to be used for any illegal or immoral purpose.

(y)	Not to keep or store or cause or permit or suffer to be kept or stored bring upon the said premises or any part thereof any arms ammunitions gun powder saltpetre kerosene petroleum or other explosive or combustible substance or dangerous hazardous or prohibited goods within the meaning of the Dangerous Goods Ordinance (Cap. 295) and the regulations made thereunder or any statutory modification or re-enactment thereof from time to time in force in the said premises or do or cause to be done or suffer or permit any act deed matter or thing whatsoever which shall amount to a breach or non-observance of the terms and conditions under which the said lot and/or the said premises are held from the Government.

(z)	Not to carry on or to permit or suffer to be carried on in or upon the said premises or any part thereof any trade or business which the Landlord shall in its absolute discretion regards as dangerous noxious noisy or offensive.

(aa)	Not to carry on or to permit or suffer any sale to the public by auction or any other means to take place upon the said premises.

(bb)	Not to damage mark or deface or permit or suffer to be damaged marked or defaced any structures, fixtures, decorations, installations, outside of the said premises including halls passages, staircases, drainage wells, walls, ceilings and to pay on demand to the Landlord the costs and expenses incurred by the Landlord in repairing making good such damage or cleaning the same.

(cc)	Not to affix to the said building or any part thereof any aerial or similar apparatus without the consent of the Landlord in writing and not to remove dismantle or alter those common aerials (if any) provided by the Landlord.

(dd) (i)	During the continuance of the term hereof, the Tenant shall before installing any machinery on the said premises, submit for the approval of the Landlord or its architect full particulars and information regarding such machinery including the type and weight thereof, intended to be installed in the said premises together with a general layout plan of such machinery showing the actual position at which each of such machinery is intended to be installed, and shall only install such machinery in accordance with the layout plan as approved by the Landlord or its architect in writing, and shall not without the prior written approval of the Landlord or its architect alter the positions of any of the machinery installed or replace any of such installed machinery with another, unless the new machinery is in all respects similar or identical to the one to be substituted. In any event no such machinery shall be installed which would result in the loading per square foot of floor space exceeding any loading limited that may be prescribed by any rules or regulations and law applicable to the said premises. The professional fees of the Landlord’s architect for such services shall be paid by the Tenant forthwith upon demand.

(ii)	Loading imposed by any of the Tenant’s work on a temporary or permanent basis shall not exceed the designed live load and the Tenant shall not install in the said premises any plant or machinery the working of which may produce strain or effect likely to endanger the structural safety of the said building.

(iii)	The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same shall stand on supports of such dimensions and materials to distribute the weight as the Landlord may deem necessary.

(iv)	Except for suspended ceilings and duct work, the Tenant shall not support any equipment, partitions or other work on or from the Landlord’s walls, structure or roof deck without the Landlord’s prior approval in writing.

(v)	Not to put or permit to be put any apparatus, machinery, equipment, goods, stocks or things whatsoever on the said premises the load of which exceeds the designed loading capacity of the premises.

(ee)	The Tenant shall mount and equip any machinery liable to produce vibration and every part thereof with anti-vibration absorbers and anti-dumping absorbers of such types and designs as first approved of in writing by the Landlord or its architect and shall comply with all directions or orders of the Landlord for eliminating and reducing vibrations and dumping produced by the operation and running of any of the machinery installed at the said premises.

(ff)	In operating and running any machinery installed on the said premises, the Tenant shall do all acts and things required by and conform with all the provisions of any laws, bye-laws, regulations, applicable thereto and also all orders and directions given by the Building Authority, Public Works Department, Fire Services Department, Labour Department, Urban Council and any other authority having authority in that behalf.

(gg) (i)	Not to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard sign decoration or other device whether illuminated or not.

(ii)	Not to affix any writing sign signboard advertisement or other device in at or above any common area, lobby, landing, passages, corridor or staircase of the said building except the display of name-plate or signboard of the Tenant at the entrance to the said premises the size and position of such name-plate or signboard shall be subject to the approval of the Landlord.

(iii)	The Landlord or his authorised agents shall have the right to remove at the cost and expense of the Tenant any writing, sign, signboard, decoration, placard poster sign, advertisement or device which shall be affixed or put up or displayed without the prior approval of the Landlord.

(hh)	Not to install or permit or suffer to be installed any machinery, furnace or boiler or any other equipment to use or permit or suffer to be used any fuel or any method or process of manufacture or treatment that might in any circumstances result in the discharge or emission of any pollutant or any noxious, harmful or corrosive matter, whether it be in the form of gas, smoke, liquid, solid or otherwise.

(ii)	To use the toilets used exclusively by the Tenant and all apparatus therein in clean tidy and hygienic and tenantable state and in proper repair and condition at all times during the said term to the satisfaction of the Landlord and in accordance with the Regulations of the Public Health or other Government Authority concerned.

(jj)	Not to encumber or obstruct or permit to be encumbered or obstructed with any boxes packaging merchandise, rubbish or other obstruction of any kind or nature at any of the entrances exits staircases landings passages lifts (if any) lobbies or other parts of the said building in common use and not to leave rubbish or any other article or thing in any part of the said building not in the exclusive occupation of the Tenant In addition to any other remedies which the Landlord may have hereunder, the Landlord, its servants or agents shall be entitled without any prior notice and at the Tenant’s expense to remove and dispose of any such obstruction as they see fit without incurring any liability thereof and the Tenant shall indemnify the Landlord against all losses claims damages on expenses of and against the Landlord in respect thereof.

(kk)	Not to assign underlet license or otherwise part with possession of the said premises or any part thereof either by way of assignment sub-letting lending sharing licensing or other means whereby any company person or persons not a party to this Agreement obtains the use or possession of the said premises or any part thereof irrespective of whether or not any rental or other consideration is given for such use or possession and the Tenant hereby further agrees that in the event of any such assignment sub-letting lending sharing licensing or otherwise parting with the possession of the said premises (whether for monetary or other consideration or not), this Agreement shall at the option of the Landlord forthwith be determined and the Tenant shall forthwith surrender the said premises to the Landlord with vacant possession. The tenancy hereby created shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall, unless previously approved in writing by the Landlord, be deemed to be breaches of this Clause:-

(i)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual to the intent that no right to use possess occupy or enjoy the said premises of any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

(iii)	In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(iv)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the said premises or any part thereof or does in fact use possess occupy or enjoy the same.

(v)	The change of the Tenant’s business name without the previous written consent of the Landlord which consent the Landlord may give or withhold at its discretion.

(ll)	Not to omit or suffer anything which shall amount to breach by the Landlord of all the covenants terms and provisions in the Deed of Mutual Covenant (if any) and/or Management Agreement (if any) relating to the said building so far as they relate to the said premises and to indemnify the Landlord against the breach non-observance or non-performance thereof.

(mm)	To comply with such rules and regulations as the Landlord or the management company of the said building may from time to time impose in connection with the industrial refuse chutes in the said building (if any).

(nn)	At the expiration or sooner determination of this Tenancy Agreement, to reinstate and deliver up to the Landlord the said premises in its original state including the Landlord’s fixtures and fittings therein in good tenantable repair and condition as aforesaid (fair wear and tear excepted) together with any additional erections alterations or improvements which the Tenant may with the consent of the Landlord as aforesaid have made upon or in the said premises and which the Landlord in its absolute discretion may be willing to retain without payment of any compensation for such additional erections alterations or improvements. The Tenant shall be entitled to remove its own fixtures subject to making good all damages including damage to the Landlord’s decoration within the said premises and within the said building caused by such removal to the reasonable satisfaction of the Landlord.

(oo)	To comply forthwith at the Tenant’s own expenses with any nuisance sanitary or other statutory notice order or direction as a result of the negligence act default or neglect of the Tenant or any of its servants agents licensees or invitees for which the Tenant is liable hereunder with respect to the said premises lawfully served by any competent authority upon either the Landlord or the Tenant or of which a copy shall have been received by the Tenant from any other person upon whom the same shall have lawfully been served and in the case where such notice order or direction shall have been without the Landlord’s knowledge served on the Tenant to deliver a copy of the same to the Landlord and similarly to comply with all requirements of any statute regulation or order relating to the said premises where it is the Tenant’s responsibility to do so hereunder and to keep the Landlord fully and effectually indemnified against all proceedings costs expenses claims and demands in respect of such notice order direction or requirement for which the Tenant is liable.

(pp)	To be responsible for and to fully and effectually indemnify the Landlord against all damage loss or injury occasioned to the said premises or any part of the said building or any adjacent or neighboring premises or to any person whomsoever or to any property whatsoever whether directly or indirectly through the defective or damaged conditions or operation of any part of the interior of the said premises or any machinery or plant or any fixtures or fittings or wiring or piping therein for repair of which the Tenant is responsible hereunder or through or in any way owing to the spread of fire or smoke or fumes or the leakage or overflow of water including storm or rain water whatsoever origin from the said premises or any part thereof or through the act default or neglect of the Tenant or the servants agents customers licensees or invitees of the Tenant and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any loss damage or injury as aforesaid and all costs and expenses incidental thereto.

(qq)	The Tenant shall be responsible for all damage to the said premises and/or other part or parts of the said building or to any person whomsoever caused or in any way arising from the occupation of the said premises by the Tenant and/or the conduct or nature of the Tenant’s business and/or of any company, firm or person associated with the Tenant and the Tenant shall reinstate the said premises and/or such part or parts of the said building to the Landlord’s satisfaction and shall further indemnify the Landlord in respect of any and all claims demands actions and proceedings whatsoever made against the Landlord by any person in respect thereof and all costs and expenses incurred by the Landlord.

(rr)	Not to prepare or permit or suffer to be prepared any food in the said premises or permit any offensive or unusual odours to be produced upon or emanate from the said premises.

(ss)	Not to use or permit the said premises or any part thereof to be used as sleeping quarter or as domestic premises within the meaning of any ordinance for the time being in force or without the Landlord’s prior permission in writing, permit any person to remain therein overnight. Such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the said premises.

(tt)	Not to move any safe heavy machinery equipment freight bulky matter or fixtures in and out of the said building other than using the cargo lift of the said building. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the said building or its appurtenances resulting from movement of any heavy machinery equipment freight bulky matter or fixtures.

(uu)	Not to use the passenger lifts in the said building for the carriage of goods and heavy articles and not to overload the cargo lifts in the said building in excess of their maximum capacity and to be responsible for any damage caused thereby.

(vv)	Not to tout or solicit or procure or permit any touting or soliciting for business or the distribution of any pamphlets notices or advertising matter outside or near the said premises or anywhere within the said building by any of the Tenant’s servants agents or licensees.

(ww)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any of the drains in the said building that become choked or stopped up owing to the improper or careless use of any toilet or water or sanitary or drainage equipment by the Tenant or its servants agents contractors customers licensees or invitees.

(xx)	The Tenant shall pay the Landlord or its agents immediately upon demand the costs of affixing, repairing, altering or replacing as necessary the Tenant’s name/Tenant’s business on the Directory Board or the signboard (if any) provided by the Landlord or the manager of the said building.

3.	The Landlord hereby agrees with the Tenant as follows:

(a)	To pay the Government rent, rates and property tax payable in respect of the said premises.

(b)	That the Tenant paying the rent hereby agreed to be paid on the days and in manner herein provided for payment of the same and observing and performing the covenants agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

4.	PROVIDED ALWAYS AND IT IS HEREBY FURTHER AGREED AND DECLARED as follows:-

(a)	If the rent hereby agreed to be paid or any part thereof shall be unpaid for 14 days after the same shall become payable (whether the same shall have been formally demanded or not) or if any covenants terms and conditions on the Tenant’s part herein contained shall not be performed or observed or if the Tenant shall become bankrupt or if the Tenant for the time being is a company shall enter into liquidation whether compulsory or voluntary or if the Tenant for the time being shall enter into any composition with the Tenant’s creditors or suffer any distress or execution to be levied on the Tenant’s furniture and chattels then in any of the said cases it shall be lawful for the Landlord at any time thereafter to re-enter upon the said premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine but without prejudice to any right of action or remedy of the Landlord in respect of any antecedent breach of the Tenant’s covenants terms and conditions herein contained.

(b)	A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord hereby exercise the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

(c)	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

(d)	The Landlord shall not be under any liability to the Tenant or to any other person whomsoever in respect of any loss or damage to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing anywhere within the said building. The Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss damage or injury caused by or through or in any way owing to the overflow of water of the escape of fumes smoke fire or any other substance or thing from the said premises or to the neglect or default of the Tenant its servants agents or licensees or to the defective or damaged condition of the interior of the said premises or any fixtures or fittings for the repair of which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

(e) (i)	The Tenant shall insure and keep insured the said premises to the full value thereof against loss and damage by fire caused by the Tenant’s negligence and upon the request of the Landlord or its agent the Tenant shall produce the policy of such insurance and the receipt for the last premium and shall cause all sums received in respect of such insurance to be forthwith laid out and expended in rebuilding or repairing or otherwise reinstating the said premises in accordance with the Landlord’s instructions and to make up any deficiency in such sums out of its own moneys provided always that if the Tenant shall at any time fails to keep such insurance on foot the Landlord may do all things necessary to effect and maintain such insurance and any monies expended by the Landlord for that purpose shall be recoverable from the Tenant on demand.

(ii)	The Tenant shall effect appropriate insurance against public and occupier’s liabilities arising from defects of the said premises or caused by the negligence of the Tenant, its agents, licensees, invitees and employees and upon the request of the Landlord or its agent the Tenant produce the policy of such insurance and the receipt for the last premium and shall apply all moneys received in respect of such insurance towards reinstating and making good the loss or damage in respect of which such moneys were paid provided always that if the Tenant shall at any time fails to keep such insurance on foot the Landlord may do all things necessary to effect and maintain such insurance and any monies expended by the Landlord for that purpose shall be recoverable from the Tenant on demand.

(f)	For the purposes of these presents any act default neglect or omission of any guest visitor servant agent licensee of the Tenant shall be deemed to be the act default, neglect or omission of the Tenant.

(g)	For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) relating to distress for rent and of these presents the rent payable in respect of the said premises shall be and be deemed to be in arrears if not paid in advance at the time and in manner hereinbefore provided for payment thereof. All costs and expenses for and incidental to the distraint shall be paid by the Tenant and shall be recoverable from it as a debt.

(h)	Notwithstanding anything hereinbefore contained in the event of default in payment of rent and other charges payable by the Tenant hereunder for a period of more than fourteen (14) days from the date on which the same falls due for payment, the Tenant shall further pay to the Landlord forthwith on demand interest on the amount in arrears at the rate of 1.2% per month calculated from the date on which the same became due for payment until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this provision shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right of remedy hereof (including the right of re-entry) exercisable under the term of this Agreement.

(i)	During the three months immediately preceding the expiration of the term hereby agreed to be let the Landlord shall be at liberty to affix and maintain without interference upon any external part of the said premises a notice stating that the said premises are to be let and such other information in connection therewith as the Landlord shall reasonably require and the Tenant shall permit persons with written authority from the Landlord or its agents at reasonable hours of the day to view the said premises or any part thereof.

(j)	Any notice required to be served hereunder shall if to be served on the Tenant be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the said premises or the Tenant’s last known place of business or residence in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the Landlord’s last known place of business or residence in Hong Kong.

(k)	The Landlord shall not in any circumstances be liable for any injury to the Tenant, its servants or visitors caused by any defect in or by the defective or negligent working or any lift in the building and the Tenant shall indemnify the Landlord against all claims actions and proceedings in respect of such injury.

(l)	Each party shall bear its own legal costs and disbursements of and incidental to the preparation and execution of this Agreement and its counterpart. The stamp duty and Land Registry registration fee (if any) in respect of this Agreement and its counterpart shall be borne and paid by the Tenant solely.

(m)	Unless the context otherwise requires words herein importing the masculine gender shall include the feminine and neuter and words herein in the singular shall include the plural and vice versa and words denoting persons include corporations.

5.	The Tenant hereby expressly declares that it has not paid any key money premium or other consideration to the Landlord or to any person for the agreement to enter into this letting.

6.	If the said premises or any part thereof shall at any time during the tenancy hereby created be destroyed or damaged or rendered inaccessible by fire or other insured risks so as to be unfit for habitation and use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy monies refused in whole or in part in consequence of any act or default of the Tenant or if at any time during the continuance of this tenancy the said premises shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the said premises then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current month be suspended until the said premises shall again be rendered fit for habitation and use and accessible Provided That should the said premises not have been reinstated in the meantime either the Landlord or the Tenant may at any time after three months from the occurrence of such damage or destruction or order give to the other of them notice in writing to determine this present tenancy and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such damage or destruction or other but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of covenant or of the Landlord in respect of the rent herein reserved until the coming into effect of the suspension.

7.	The Landlord shall not be responsible to the Tenant or the Tenant’s licensees servants agents or other persons in the said premises for any accident happening or injury suffered or damaged to or loss of any chattel or property sustained on the said premises or in the said building. For the avoidance of doubt, the Landlord shall not be liable in any circumstances to the Tenant or any other person whomsoever for the security or safekeeping of the said premises or any persons or contents therein.

8.	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or admitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provision hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

9.	This Agreement and the obligation of the Tenant to pay rent and other sums due hereunder and perform the Tenant’s rents and obligations hereunder shall in no way be affected impaired or excused because the Landlord is unable due to circumstances beyond his control to fulfil any of his obligations under this Agreement or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair additions alterations on decoration or is unable to supply or is delayed in supplying any equipment or fixtures if the Landlord is prevented or delayed from so doing by reason of strike labour troubles shortage of materials or any outside cause whatsoever or by reason of any order or regulation of any department of Hong Kong Government.

10.	No approval by the Landlord is valid unless it is in writing and signed by the Landlord or by its authorised agents and any approval or consent given by the Landlord shall operate as a consent for the particular matter to which it relates only and shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

11.	The Tenant shall on the signing hereof deposit and maintain with the Landlord the sum of HONG KONG DOLLARS SEVENTY TWO THOUSAND THREE HUNDRED AND FOUR ONLY (HK$72,304.00) to secure the due observance and performance by the Tenant of the covenants agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest to the Tenant with power for the Landlord without prejudice to any other right or remedy hereunder to deduct therefrom the amount of any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any such covenant agreement stipulation or condition. Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord within seven days after the expiration or sooner determination of this Agreement and the delivery of vacant possession to the Landlord or within seven days of the settlement of the last outstanding justifiable claim by the Landlord against the Tenant in respect of any breach non-observance or non-performance of any of the covenants agreements stipulations or conditions herein contained and on the agreements stipulations or conditions herein contained and on the part of the Tenant to be observed and performed whichever is the later.

12.	The Tenant hereby agrees and confirms that it shall take over the said premises in the state and condition on an “as is” basis.

13.	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and the Tenant hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region. The submission to such jurisdiction shall not limit the right of the Landlord to take proceedings in whatever jurisdiction it may think fit, nor shall the taking of proceedings in any jurisdiction preclude the taking of proceedings in any other jurisdiction or jurisdictions, whether concurrently or not.

14.	Upon the Tenant’s request, the Landlord hereby agrees to use its reasonable endeavours to cause the name of the said building be changed to “A-MAX TECHNOLOGY TOWER ( ), all costs and expenses incurred by the Landlord in relation to such change of name shall be borne by the Tenant solely and paid to the Landlord forthwith on demand. Upon expiration or sooner determination of this Agreement or if the Tenant fails to perform or observe any of the covenants agreements terms and conditions of this Agreement, the Landlord shall have the right for whatever reason to forthwith change back the name of the said building to its original name or any other name as the Landlord thinks fit without giving any notice to or obtaining approval from the Tenant. In the event that such change of name is due to the Tenant’s breach of this Agreement, the Tenant shall indemnify the Landlord against all costs expenses loss and damages incurred or sustained by the Landlord.

15.	It is hereby agreed by the parties hereto that if the Tenant shall desire to renew the tenancy of the said premises for a further term of three (3) years (“Renewed Term”) at the expiration of the term created herein, the Tenant shall at not less than three (3) months before the expiration of the term herein created give to the Landlord a notice in writing of such desire and if the Tenant shall then have paid the rent hereby reserved and there shall be no subsisting breach of the terms and conditions herein contained on his part to be observed and performed up to the expiration of the term hereby created, the Landlord shall let the said premises to the Tenant for a further term of three (3) years commencing on 11th October 2007 at the open market rent to be agreed between the parties (provided that the maximum rent increment for the Renewed Term shall not be more than 30% of the rent payable under this Agreement) and subject in all other respects to the same stipulations as herein contained save and except this clause for renewal and any rent free period. If the parties hereto shall fail to agree on the amount of the open market rental for the Renewed Term by two (2) months prior to the commencement of the Renewed Term, the rent for the Renewed Term shall be determined by an independent professional valuer or firm of professional valuers (“valuer”) to be jointly appointed by the parties not earlier than two (2) months before the expiration of the term herein created. Failing such a joint appointment the valuer shall be appointed by the President (or in his absence, a Vice-President) for the time being of the Hong Kong Institute of Surveyors upon application by either party hereto. The valuer shall act as an expert and not as an arbitrator in determining the open market rent.

THE FIRST SCHEDULE ABOVE REFERRED TO

LANDLORD :	LUCKY HAPPY DEVELOPMENT LIMITED ( ) whose registered office is situate at 11th Floor, Cheung Wah Development Centre, Nos. 12-16 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong.

TENANT :	A-MAX TECHNOLOGY CO. LTD. ( ) (Company Registration No.562438) whose registered office is situate at Room 1203 Remington Centre, 23 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

THE SECOND SCHEDULE ABOVE REFERRED TO

ALL THOSE THE WHOLE OF EIGHTH (8TH) AND TENTH (10TH ) FLOORS (as shown for identification purpose only on the Floor Plans hereto attached and thereon coloured Pink hatched black) OF CHEUNG WAH DEVELOPMENT CENTRE, NOS. 12 - 16 FUI YIU KOK STREET, TSUEN WAN, NEW TERRITORIES, HONG KONG erected on TSUEN WAN TOWN LOT NO. 150.

THE THIRD SCHEDULE ABOVE REFERRED TO

TERM OF TENANCY :	THREE (3) years from the 11th day of October 2004 to the 10th day of October 2007 (both days inclusive) with an option to renew for a further term of 3 years at the then prevailing market rent in accordance with clause 15 hereinabove.

RENT :	DOLLARS THIRTY SIX THOUSAND ONE HUNDRED AND FIFTY TWO ONLY ($36,152.00) ONLY Hong Kong Currency per calendar month (inclusive of Government rent, rates and management fee but exclusive of all Tenant’s expenses and outgoings).

DEPOSIT :	HK$72,304.00 as above-mentioned in Clause 11 hereof (equivalent to two months’ rental deposit)

All rent shall be payable in advance without any deduction, counterclaim or set off whatsoever on the 1st day of each and every calendar month PROVIDED THAT there shall be a rent-free period for one (1) month from 11th October 2004 to 10th November 2004 (both days inclusive). For the avoidance of doubt, the Tenant shall be responsible for all tenant’s expenses and outgoings during the said rent-free period.

AS WITNESS whereof the hands of the parties hereto the day and year first above written.

SIGNED by	)	For and on behalf of

TSANG PUI YUEN	)	LUCKY HAPPY DEVELOPMENT LIMITED
)
for and on behalf of the	)
Landlord in the presence of :-)		Authorized Signature(s)

)

SIGNED by	)	For and on behalf of

	)	A-MAX TECHNOLOGY COMPANY LIMITED
)
for and on behalf of the Tenant in the presence of :-)
	)	Authorized Signature(s)
)

RECEIVED on the day and year first above

written of and from the Tenant the sum of

DOLLARS SEVENTY TWO THOUSAND

THREE HUNDRED AND FOUR ONLY

Hong Kong Currency being the deposit money

hereinbefore mentioned to be paid by the

Tenant to the Landlord.

) ) ) ) ) ) ) ) )	For and on behalf of LUCKY HAPPY DEVELOPMENT LIMITED Authorized Signature(s) HK$72,304.00

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